                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 19)*


                              ARDEN GROUP, INC.
                     ----------------------------------
                              (Name of Issuer)

                      Class A Common Stock - $0.25 par
                     ----------------------------------
                       (Title of Class of Securities)

                                03976210-9
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages


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CUSIP No. 03976210-9                   13G                 Page 2   of 5 Pages
          ----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  I.R.S. Identification No. of Above
     Person (Entities Only)

     THE STOCK BONUS PLAN OF ARDEN GROUP, INC.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       65,643
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    65,643
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     65,643
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages


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Item 1(a).  Name of Issuer:
     Arden Group, Inc.
-------------------------------------------------------------------------------


Item 1(b).  Address of Issuer's Principal Executive Offices:
     5900 S. Eastern Avenue, Los Angeles, CA 90040
-------------------------------------------------------------------------------


Item 2(a).  Name of Person Filing:
     The Stock Bonus Plan of Arden Group, Inc.
-------------------------------------------------------------------------------


Item 2(b).  Address of Principal Business Office:
     c/o City National Bank, 400 North Roxbury Drive, Beverly Hills, CA 90210
-------------------------------------------------------------------------------


Item 2(c).  Citizenship:
     U.S. - a domestic employee benefit plan
-------------------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:
     Class A Common Stock - $.25 par
-------------------------------------------------------------------------------


Item 2(e).  CUSIP Number:
     03976210-9
-------------------------------------------------------------------------------


Item 3.  Person filing is a:

    (a) / / Broker or Dealer

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company

    (d) / / Investment Company

    (e) / / Investment Adviser

    (f) /X/ Employee Benefit Plan, Pension Fund subject to ERISA or
            Endowment Fund

    (g) / / Parent Holding Company

    (h) / / Group

                               Page 3 of 5 Pages



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Item 4.  Ownership

    (a) Amount Beneficially Owned:
        65,643
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        11.8%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or direct the vote:
                65,643
              -----------------------------------------------------------------
         (ii) shared power to vote or direct the vote:
                -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or direct the disposition of:
                65,643
              -----------------------------------------------------------------
         (iv) shared power to dispose or direct the disposition of:
                -0-
              -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

All securities subject to this report are held by City National Bank as
Trustee of the reporting person which is the employee benefit plan. No other entity can control the receipt of dividends or proceeds of these securities.
-------------------------------------------------------------------------------


Item 7.  Identification and Classification of the Subsidiary Which Acquired
  the Security Being Reported on by the Parent Holding Company:
          Not Applicable.
-------------------------------------------------------------------------------


Item 8.  Identification and Classification of Members of the Group:
          Not Applicable.
-------------------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group:
          Not Applicable.
-------------------------------------------------------------------------------


Item 10. Certification:

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 4 of 5 Pages


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Signature:

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February /s/10, 1998
                -----
                                       Stock Bonus Plan of Arden Group, Inc.
                                       By: City National Bank, Trustee

                                       By: /s/ GERALD CLEBANOFF
                                           ------------------------------
                                               Gerald Clebanoff
                                               Senior Vice President


                               Page 5 of 5 Pages